Exhibit (a)(14)

FOR IMMEDIATE RELEASE

McCormick & Schmick’s Files Investor Presentation

Company Continues to Urge Stockholders NOT to Tender into the LSRI Holdings

Unsolicited Tender Offer and to Vote FOR the Election of the Company’s Directors at the

Upcoming Annual Meeting

PORTLAND, Ore. — May 4, 2011 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today filed an investor presentation with the Securities and Exchange Commission (“SEC”) in connection with the unsolicited tender offer from LSRI Holdings, Inc., a wholly-owned subsidiary of Landry’s Restaurants, Inc., to acquire all outstanding common stock of McCormick & Schmick’s not already owned by it or its affiliates at a price of $9.25 per share in cash. The investor presentation is available on the SEC’s website at www.sec.gov and on the Company’s website at www.McCormickandSchmicks.com by clicking on the “Investor Relations” tab.

The McCormick & Schmick’s Board of Directors, after careful consideration with the assistance of its independent financial and legal advisors, unanimously rejected the unsolicited tender offer from LSRI Holdings. The Board believes that the unsolicited tender offer is not in the best interests of the Company and all McCormick & Schmick’s stockholders as it undervalues the Company, is highly conditional, opportunistically timed and seeks to advance the financial and competitive interests of LSRI Holdings at the expense of all other McCormick & Schmick’s stockholders.

Additionally, the Company recently announced that its Board of Directors has determined to engage in a sale process as well as a broad evaluation of the Company’s other strategic alternatives, with the assistance of its financial and legal advisors, to enhance value for all McCormick & Schmick’s stockholders. During this process, management will continue to refine and execute the Company’s previously announced strategic revitalization plan.

The McCormick & Schmick’s Board also continues to recommend that stockholders vote “FOR” the election of the Company’s directors on the WHITE proxy card at the upcoming McCormick & Schmick’s Annual Meeting of Stockholders, scheduled for May 26, 2011.

Piper Jaffray & Co. is serving as McCormick & Schmick’s financial advisor, and Davis Wright Tremaine LLP, Kirkland & Ellis LLP and Morris, Nichols, Arsht & Tunnell LLP are serving as its legal counsel.

About McCormick & Schmick’s

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading seafood restaurant operator in the affordable upscale dining segment. The Company now operates 94 restaurants, including 87 restaurants in the United States and seven restaurants in Canada under The Boathouse brand. McCormick & Schmick’s has successfully grown over the past 39 years by focusing on serving a broad selection of fresh seafood.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the tender offer commenced by Tilman J. Fertitta, through his affiliate LSRI Holdings, Inc., a subsidiary of Landry’s Restaurants, Inc., the Company has filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange

Commission (“SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by the registrant (when available) through the SEC’s Electronic Data Gathering and Retrieval database at http://www.sec.gov.

Forward-Looking Statements

Certain statements contained in this release constitute forward-looking statements. These statements are not guarantees of future performance or assurances of an expected course of action, and therefore, readers should not put undue reliance upon them. Some of the statements that are forward-looking include statements of belief or intent predicated on the Company’s expectations for future revenues and strategic opportunities. There are a large number of factors that can cause the Company to deviate from plans or to fall short of expectations. As to the forward-looking matters contained in this release, factors that can cause such changes include the Company’s ability to respond timely and in accordance with the laws applicable to the Company and its Board of Directors. The Company’s business as a whole is subject to a number of risks, and to the extent those risks are known to be material, they have been listed and discussed in the Company’s annual report on Form 10-K for the fiscal year ended December 29, 2010. Please note that forward-looking statements are current as of today. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Investor Relations:

MacKenzie Partners, Inc.

Amy Bilbija, 212-929-5802

or

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Nicole Greenbaum, 212-355-4449